Exhibit 10.37.1
March 27, 2006
John West
c/o Solexa, Inc.
25861 Industrial Boulevard
Hayward, CA 94545
     Re: Modification of Bonus Terms
Dear John:
As you know, you are eligible to receive a bonus under the Solexa, Inc. Company 2005-2006 Bonus Plan (the “Plan”). Your Target Bonus under the Plan is forty percent (40%) of all base salary earned by you from January 1, 2005 through June 30, 2006 (the “Bonus Period”).
Pursuant to Exhibit B of your written employment agreement with Solexa, Inc. (the “Company”) dated June 2005 (the “Employment Agreement”), you are eligible to receive four different “annual and special performance bonuses” on the terms set forth in subparagraphs (a) – (d) of Exhibit B to that agreement (hereinafter referred to as “Sections A, B, C and D”).
You understand and agree that the Plan supersedes and replaces the performance bonus provisions set forth in Sections A and B, and that the Plan sets forth the terms and conditions governing any performance bonus payable to you for your services during the Bonus Period. Accordingly, you will not be eligible for, or receive, any bonus earnings for your services pursuant to Section A or B for your services during that time. You will, however, continue to be eligible to earn bonuses pursuant to Sections C and D during and after the Bonus Period.
Effective July 1, 2006, Section B will become effective again. (Section A will have already lapsed and expired by its terms, and will no longer have any force or effect.) You will be eligible to receive a performance bonus for your services in 2006 on the terms and conditions set forth in Section B; provided, however, that any such bonus will be pro-rated to reflect your partial year service from July 1, 2006 through December 31, 2006 (which were not covered by the Plan).
Eligible employees in director and senior director level positions and executive-level positions will be paid bonuses on or after August 31, 2006 based on SBS Revenues received during the Bonus Period, and on or after November 30, 2006 for amounts based on SBS Revenues received during the Backlog Period on a “rolling basis”, paid out of the Company’s incremental positive net cash flow in any positive cash flow month.

Except as expressly modified herein, your employment will continue to be governed by all terms and conditions set forth in the Employment Agreement.
Please sign and date below to confirm your understanding and agreement to the terms set forth above.
Sincerely,

/s/ Kathy San Roman
Kathy San Roman
Vice President Human Resources and Administration Solexa, Inc.

Understood and Agreed:

/s/ John West	Dated:	3/28/06

John West